November 3, 2008

Dear Financial Advisor:

We are writing to inform you that those clients who have money invested with Torrey U.S. Strategy Partners, LLC or Torrey International Strategy Partners, LLC are being sent a notification of tender offer.

IF YOUR CLIENT DOES NOT WISH TO SELL HIS OR HER INTEREST IN THE FUND(S), NO ACTION IS REQUIRED.

If your client wishes to sell his or her interest in the fund(s), the necessary paperwork will be available to them in the mailing

The tender offer period will begin on November 3, 2008 and end at 12:00 a.m. midnight, Eastern Daylight Time, on Thursday, December 4, 2008, unless extended.

For those clients who wish to have their interests repurchased, they need to complete and return the Letter of Transmittal by mail in the postage-paid envelope or by fax (if by fax, please deliver an original, executed copy promptly thereafter) so that it arrives no later than 12:00 a.m. midnight, Eastern Daylight Time, on Thursday, December 4, 2008.

If you or your client has any questions on this matter, please call Eileen Spencer at (212) 644-7800, or call me directly at the same telephone number.

Sincerely,

Ricardo Cortez
President, Private Client Group
The Torrey Funds

SK 80350 0166 934374